Exhibit 23.1

Ronald R. Chadwick, P.C.
Certified Public Accountant
2851 South Parker Road
Suite 720
Aurora, Colorado 80014
Phone (303)306-1967
Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Cobra Oil and Gas Company on Form SB-2 of my Report of Independent Registered Public Accounting Firm, dated July 17, 2006, on the balance sheet of Cobra Oil and Gas Company as at May 31, 2006, and the related statements of operations, stockholders' equity , and cash flows for the period from November 18, 2005 (date of inception) to May 31, 2006.

In addition, I consent to the reference to me under the heading "Experts" in the Registration Statement.

RONALD R. CHADWICK, P.C.
Aurora, Colorado
July 21, 2006	Ronald R. Chadwick, P.C.